SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement (Amendment 1)
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

INTEGRATED MEDIA HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

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    1) Title of each class of securities to which transaction applies:
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       amount on which filing fee is calculated and state how it was determined):
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[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

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INTEGRATED MEDIA HOLDINGS. INC.
10 Glenlake Parkway, Suite 130
Atlanta, GA 30328

Dear Stockholder:

This Information Statement is being provided to inform you that the Board of Directors and the holders of a majority of the outstanding shares of capital stock of Integrated Media Holdings, Inc, Inc., a Delaware corporation (the “Company”), entitled to vote have delivered to the Company written consent to the following action:

The sale of WV Fiber, Inc. to Ultra Global Investments LLC under the terms of a Stock Purchase Agreement, or the definitive agreement, dated April 11, 2007. This transaction involves the sale of a significant portion of our assets, business and operations and, conceivably, could constitute a sale of substantially all of the property and assets of Integrated Media Holdings, Inc.

This Information Statement is being provided to you as a substitute for the Information Statement previously mailed to you on April 27, 2007 because the original did not comply with Rule 14c-5(b) of the Securities Exchange Act of 1934. Therefore, the actions described herein will not become effective until twenty (20) days from the date hereof. This Information Statement is for information purposes only. Your vote is not required to approve the action. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

Very truly yours,

/s/ Paul D Hamm
Paul D. Hamm, President

Integrated Media Holdings, Inc. 10 Glenlake Parkway, Suite 130 Atlanta, GA 30328 678-222-3445

INTEGRATED MEDIA HOLDINGS. INC.
10 Glenlake Parkway, Suite 130
Atlanta, GA 30328
Tel: (678) 222-3445

NOTICE TO STOCKHOLDERS PURSUANT TO
SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement is being furnished to the holders of common stock, par value $.001 per share (the “Company Common Stock”), of Integrated Media Holdings, Inc., a Delaware corporation (the “Company”) to inform you that the Board of Directors of the Company and the holders of a majority of the outstanding shares of capital stock entitled to vote on such matters have authorized, by written consent dated April 11, 2007, the Stock Purchase Agreement dated April 11, 2007 for the sale of all of the capital stock of WV Fiber, Inc. to Ultra Global Investments LLC. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(d) of the Delaware General Corporation Law. The actions to be taken pursuant to the written consents shall be effective 20 days after the mailing of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY OF THE TRANSACTION

•
On April 11, 2007, we signed a Stock Purchase Agreement for the sale of 100% of our equity interest in our wholly owned subsidiary, WV Fiber, Inc. to Ultra Global Investments LLC, an entity newly formed by two of our directors, Peter Marcum and Harish Shah, effective April 1, 2007;

•	We will be paid $200 thousand in cash and relieved of primary liability for the payment of approximately $2.474 million promissory notes, convertible notes and short term loan owed by us;

•
A group of our shareholders will surrender to us for cancellation approximately 7.9 million shares of our common stock (or equivalent shares of preferred stock, options or warrants convertible or exercisable into shares of common stock);

•
WV Fiber will enter into a contract with Endavo Media and Communications, Inc., a subsidiary of IMHI, to provide low cost network connectivity (bandwidth) and rack space on the WV Fiber network over the next 3.5 years. This contract is an important component of the sale as it provides Endavo with a cost-effective network environment to launch and develop its digital media delivery systems and business plan for the next few years. The bandwidth is limited to Endavo’s use and could not be resold, and would include 3 racks with power in Atlanta for no additional charge; and

•	The transaction will be accounted for as a sale for financial reporting and federal income tax purposes.

A COPY OF OUR FORM 8-K DESCRIBING THE TRANSACTION WITH A COPY OF THE STOCK PURCHASE AGREEMENT ATTACHED AS WELL AS OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 MAY BE OBTAINED WITHOUT COST BY WRITTEN REQUEST FROM MR. PAUL D. HAMM, PRESIDENT, INTEGRATED MEDIA HOLDINGS, INC., 10 GLENLAKE PARKWAY, SUITE 130, ATLANTA, GA 30328 OR FROM, THE ELECTRONIC DATA GATHERING AND RETREIVAL SYSTEM (“EDGAR”) MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT http://www.sec.gov

INFORMATION ABOUT INTEGRATED MEDIA HOLDINGS, INC.

Business

Integrated Media Holdings, Inc., a Delaware corporation (“IMHI” the “Company,” “we,” “us” or “our”), is headquartered in Atlanta, GA. We are a holding company that develops, operates and integrates technologies and network infrastructure to form a digital broadcast network and digital asset management EcoSystem™ supporting the distribution of entertainment and media services over broadband and Internet Protocol, or “IP”, networks. Our website is www.i-mediaholdings.com. Our principal executive offices are located at 10 Glenlake Parkway, Suite 130, Atlanta, GA 30328, Tel: (678) 222-3445.

Committees

We do not currently have standing audit, nominating or compensation committees of our board of directors.

Board and Committee Meetings

The members of the board of directors acted at various times by unanimous written consent pursuant to Delaware law.

Compensation of Directors

Our directors who are also employees receive no compensation for serving on the board of directors. With respect to Directors who are not employees, we intend to reimburse such non-employee directors for all travel and other expenses incurred in connection with attending board of directors and committee meetings. Non-employee directors are also eligible to receive stock option grants.

Legal Proceedings

Neither we nor our any of our subsidiaries are a party to any material pending legal proceeding.

PRICE RANGE OF INTEGRATED MEDIA HOLDINGS COMMON STOCK

The following table sets forth the quarterly high and low bid prices per share of our common stock by the OTCBB during the last two fiscal years. The quotes represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Fiscal Year	Quarter Ended	High	Low
2005	March 31, 2005*	$64.40	$43.20
	June 30, 2005*	$55.60	$5.00
	September 30, 2005*	$6.80	$3.00
	December 31, 2005*	$4.40	$2.00
2006	March 31, 2006*	$2.20	$0.25
	June 30, 2006	$2.09	$0.30
	September 30, 2006	$1.30	$0.36
	December 31, 2006	$0.65	$0.35

 * On March 22, 2006, the Company effected a 1-for-40 reverse stock split. All prices in this table have been adjusted for the reverse split as if the split had occurred on January 1, 2005.

DIVIDEND POLICY

We have never paid a cash dividend on our preferred stock or common stock. We currently intend to retain our existing working capital and potential future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future change in our dividend policy will be made at the discretion of our board of directors in light of our financial condition, capital requirements, earnings, and prospects and any restrictions under any credit agreements, as well as other factors the board of directors may deem relevant.

BUSINESS OF WV FIBER

General

WV Fiber is a global fiber-optic and IP (Internet Protocol) network that provides Internet transit and network transport services to ISPs, carriers and enterprise customers. WV Fiber delivers digital content streaming, IP, VPN and Internet solutions. The company is also developing content delivery network capabilities to provide network distribution of video, music, games and downloads. We plan to use the network for continued core data services and to provide the delivery of digital media and software over IP. The WV Fiber network connects with over 400 other networks via peering agreements, encompassing the U.S., Canada, Latin America, Europe, the Middle East, Asia and the Far East. The principal executive offices are located at 315 Wilhagan Road, Nashville, TN, 37217.

Internet Transit.

WV Fiber provides backbone Internet connectivity for ISPs and other carriers. WV Fiber is engineered to exhaust 60 to 70% of traffic locally and does not back haul the majority of its traffic across the country to only two or three exhaustion points. Our peering is very strong and designed to enhance our transit product.

Network Transport.

WV Fiber’s Transport product is called “intelligent IP” and works by mapping a physical interface at a Provider Edge router onto an MPLS Label Switched Path (LSP). Native Layer 2 Protocol Data Units from Ethernet, SONET, or ATM interfaces are transmitted via the LSP on the WV Fiber Network, to the opposite side Edge router where the label is removed. The original Protocol Data Unit is then transmitted to the opposite Customer Edge router device. WV Fiber Data Transport is a fully transparent service, providing a dedicated point to point Layer 2 private line service. The customer may transparently pass any Layer 2 or Layer 3 protocol data necessary to support their application. WV Fiber built its IP Network for high performance and unparalleled reliability.

Content Delivery.

WV Fiber’s Content Delivery Services are powered by best of b reed core routers and extensive capabilities developed through experienced network professionals. Our Content Delivery Services leverage both the WV Fiber IP transport network and the many network peers throughout the world. WV Fiber's Digital Media Delivery Network enables customers to broadcast a live event at any time or on a continual basis—24 hours a day, seven days a week, without additional set up. WV Fiber's Content Delivery Services are ideal for the distribution of live content. We have radio, sports and news customer actively using our network to deploy their communications products today. Along with and other broadband or broadcast networks with our customers’ digital content and programming. Endavo Media and Communications, we have created a digital broadcast network to enable Internet-based entertainment and information communities and to reach   most content delivery platforms

Network POP Locations.

The following is a list of WV Fiber’s network point of presence (POP) locations worldwide:

CALIFORNIA
San Jose - Equnix
Los Angeles - Equnix
Los Angeles - CRG West
Palo Alto - PAIX
San Francisco - Wave Exchange
ILLINOIS
Chicago - Equinix
VIRGINIA
Ashburn - Equinix
GEORGIA
Atlanta - WV Fiber, Telix Bldg
WASHINGTON
Seattle - SIXX - Westin Bldg.
TEXAS
Dallas - XO Communications
INDIANA
Indianapolis - Lifeline Data Center

PENNSYLVANIA
Pittsburgh - Allegheny Center Mall
NEW YORK
New York City - AboveNet
New York City - Telix
NEVADA
Las Vegas - Switch Communications
TENNESSEE
Nashville - Level 3
Nashville - IRIS Networks
OHIO
Cincinnati - Level 3, Cincinnati Bell
Columbus - Citynet
ENGLAND
London England Telehouse North
NETHERLANDS
Amsterdam, The Netherlands - TeleCity

SELECTED FINANCIAL INFORMATION

 The pro forma balance sheet gives effect to the sale of WV Fiber as if it occurred on December 31, 2006 utilizing the consolidated balance sheet of Integrated Media as of December 31, 2006. The pro forma adjustments to the balance sheet include the value of liabilities assumed by UGI and common and preferred shares contributed back to Integrated Media as part of the sale by Integrated Media.

The pro forma adjustments to the statement of operations for the fiscal year ended December 31, 2006 does not eliminate the operations of WV Fiber for the entire year because it was acquired August 8, 2006. The proforma operating summary includes an adjustment for interest payable on liabilities assumed by UGI as part of the sale by Integrated Media.

Summary Balance Sheet Information

	IMHI Consolidated Dec. 31, 2006	WV Fiber Historical Dec. 31, 2006	Pro Forma Adjustments	IMHI Pro Forma Dec. 31, 2006

Total Assets	$ 5,018,000	$ 3,978,000	$ (3,978,000)	$ 1,040,000
Total Liabilities	5,360,000	4,451,000	(1,951,000)	3,409,000
Retained earnings (Accumulated deficit)	(26,873,000)	(473,000)	473,000	(26,400,000)
Total stockholders' equity (deficit)	(341,000)	(473,000)	785,000	444,000
Book value (deficit) per share	$ (0.04)	-	-	$ 0.05
Weighted average number of shares outstanding basic and diluted	9,041,961	-	-	9,020,221

Summary Operating Information

	Fiscal Year Ended
	2006	2005 (Restated)	2006 (Pro Forma) Adjustments	2006 (Pro forma)

Revenues	$ 1,504,000	$ 434,000	$ (1,411,000)	$ 93,000
Cost of Revenue	(1,464,000)	(131,000)	1,433,000	(31,000)
Gross Income (Loss)	40,000	303,000	(22,000)	18,000
Selling, general, and administrative costs	(5,901,000)	(2,840,000)	450,000	(5,451,000)
Operating (Loss)	(5,861,000)	(2,537,000)	472,000	(5,389,000)
Other income (expense)	1,150,000	(3,000)	-	1,150,000
Interest expense	(1,002,000)	(1,840,000)	77,000	925,000

Net loss	(5,713,000)	(4,380,000)	549,000	(5,164,000)
Imputed preferred stock dividend	0	(5,674,000)	-	-

Net (loss) attributable to common shareholders	$ (5,713,000)	$ (10,054,000)	$ 549,000	$ (5,164,000)

Net (loss) per common share - basic and diluted	$ (0.63)	$ (0.70)	-	$ (0.57)

Weighted average shares - basic and diluted	9,041,961	14,438,267	-	9,020,221

TERMS OF THE TRANSACTION

Background and Reason for the Sale

After our reorganization and corporate restructure during the 4th quarter of 2005 and 1st quarter of 2006, we have focused our business on becoming a leading provider of digital content distribution and logistics solutions that support the delivery of entertainment, information and social network services over the internet and broadband networks. Our business objective is to become a leading provider of online and broadband distribution services and platforms for a wide range of content owners and producers. Our sole subsidiary until August 2006, Endavo Media and Communications, has been focused on the development and marketing content delivery platforms and Internet-based entertainment and information services for its customers, who are content owners seeking to monetize, enable social networking and distribute content to broader audiences through the Internet, IPTV, broadband TV, and portable handheld consumer electronics. After our restructure was completed in April 2006, we began looking for potential acquisitions that would support our vision and business plan rollout.

On August 8, 2006 we closed the purchase of the assets of WV Fiber LLC through the United States Bankruptcy Court for the Middle District of Tennessee Nashville Division. All assets and operations of WV Fiber LLC were purchased by Louros Networks, a newly-formed wholly-owned subsidiary of Integrated Media, in exchange for $1,662,500 in cash and 4,055,448 shares of our common stock. As an additional part of the purchase price, we satisfied certain pre-petition secured claims, including principal and non-default interest, by agreeing to issue 917,486 Series A preferred shares, which were contributed to the company from our major shareholder as the time of issuance, and by the issuance of a Secured Promissory Note in the amount of $850,000. This note became due on November 8, 2006, with a 20-day grace period. We were able to extend the payment terms on the note, by agreement with HT Investments, to begin making monthly payments March 15, 2007 totaling $1,035,000.

From November 2006 through March 2007, we have attempted but were unable to obtain private placement equity or debt financing sufficient to satisfy the HT Investments obligation, thus giving them the right to foreclose on WV Fiber and put the company up for private sale. It was our belief that we would unlikely receive any substantial return from such an action. We had received proposals for asset-based debt financing and an offer to purchase WV Fiber, but were unable to close those financing options. Our lack of options to refinance the WV Fiber secured debt, along with insufficient working capital for future operations of all our subsidiaries, became a paramount concern for the board of directors over the past few months. Since the asset purchase, WV Fiber has generated approximately $2.2 million in revenues and contributed approximately $570,000 to our operating losses. During this period our stock price has fallen by approximately 80%. As a result of these factors, our ability to repay our current and due obligations and sustain all our subsidiaries declined substantially.

On March 14, 2007, we agreed upon the principal terms for sale of WV Fiber Inc. to a new company to be formed by Peter Marcum and Harish Shah. Taking into account our liquidity and other business factors, the board of directors authorized us to sign sell WV Fiber as proposed. It is our belief that the sale of WV Fiber will relieve a substantial amount of pressure from liabilities of the company and allows us to focus our energies and resources on the development of our primary vision and business plan of building and marketing digital content/media distribution platforms and content/service management services.

Purchase Price

The purchase price for the Shares (the “Purchase Price”) will be the following: (a) $200,000, payable in equal installments of $50,000 each, with the first such installment being due on the April 11, 2007 (as hereinafter defined), and subsequent installments due pursuant to a Promissory Note, which will be issued and delivered to the Seller on the Closing Date (as hereinafter defined); (b) assumption and payment of all indebtedness due from the Company to HT Investments, LLC, in the principal amount of $1,046,822; (c) assumption of the indebtedness owed by the Seller to the creditors and in the amounts set forth on Schedule 1.2(a) attached to the Stock Purchase Agreement; (d) forgiveness of indebtedness of the Seller owed to the creditors and in the amounts as set forth on Schedule 1.2(b) attached to the Stock Purchase Agreement; (e) assumption by the Buyer of indebtedness in the amount of $87,500 owed by the Seller to M & A Partners, Inc., dated October 26, 2006; and (f) surrender to the Seller for cancellation of Seller’s capital stock or employee options or warrants exercisable for common stock equivalent, in the aggregate, to approximately 4,000,000 shares of common stock (assuming conversion of any preferred shares included within the capital stock so surrendered), provided, however, that this clause shall be satisfied if Buyer surrenders or causes surrender of such stock, options and warrants equivalent to at least 3,600,000 shares of common stock; and (g) surrender to the Seller for cancellation of an additional 402,607 shares of Seller’s preferred stock, convertible into approximately 3,900,000 shares of common stock. The cash portion of the Purchase Price shall be payable as provided in clause (a) of Section 1.2 of the Stock Purchase Agreement. The debt assumptions comprising a portion of the Purchase Price shall be evidenced by delivery at closing of an executed assumption agreement. The stock to be surrendered for cancellation pursuant to clauses (f) and (g) shall be made by delivery to Seller within 30 days following Closing of certificates representing such shares, each of which shall be duly endorsed for transfer or accompanied by duly executed stock powers.

Closing

The purchase and sale (the “Closing”) provided for in the Agreement will take place at the offices of legal counsel to the buyer at 1222 16th Avenue South, Nashville, Tennessee, at 4:00 p.m. (local time) on April 11, 2007 or at such other time and place as the parties may agree. The actual date of Closing is referred to in this Information Statement as the “Closing Date.”

Service Agreement

At the Closing, Endavo Media and Communications, Inc. (“Endavo”), a subsidiary of the Seller, and the Company shall execute a Service Contract substantially in the form of Exhibit 1.4 to the Stock Purchase Agreement (the “Service Contract”) for the provision by the Company to Endavo of bandwidth, on the terms set forth on Exhibit 1.4 hereto.

Closing Obligations

At the Closing:

(a) Seller will deliver to Buyer (i) an Assignment and Stock Power, duly executed by Seller, assigning to Buyer all of the Shares, (ii) a resignation as officer, director and any similar office, and as an employee of the Company, executed by Paul Hamm, and (iii) a release in the form of Exhibit 1.5(a) executed by Seller (the “Seller’s Release”); and

(b) Buyer will deliver to Seller (i) the initial $50,000 installment of the Purchase Price, (ii) Promissory Note for $150,000, (iii) evidence of the Buyer’s assumption of the debt referred to in clauses (b), (c), (d) and (e) of Section 1.2; (iv) a resignation as officer, director and any similar office, and as an employee of the Seller and/or its subsidiaries, executed by Peter Marcum and Harish Shah; and (v) a release in the form of Exhibit 1.4(b) executed by Buyer, Harish Shah, Peter Marcum, the Company, and Wilhagan Ventures, LLC (the “Buyer’s Release”).

Vote Required

Our board of directors authorized the sale of WV Fiber Inc. and approved the material terms of the definitive agreement at a telephonic meeting on April 11, 2007.

Mr. Paul Hamm, our Chief Executive Officer, owns 35,060 shares of common stock of record. In addition, 592,294 shares of common stock and 2,280,013 shares of Series A preferred stock are owned beneficially and of record by SovCap Investment Equity Partners, Ltd., and 44,883 shares of Series A Preferred Stock are owned by AlphaWest Capital Partners. Mr. Hamm is a member of SovCap Investment Management Group LLC, the investment manager of SovCap Equity Partners, Ltd, and therefore has direct influence on the decisions of SovCap Equity Partners, Ltd with respect to the company’s investment holdings. Each share of common stock is entitled to one vote and each share of Series A Preferred Stock has 9.6 votes (as if converted to common). Therefore Mr. Hamm and SovCap Equity Partners, Ltd. together control 42.63% of the total voting rights.

Mr. Peter Marcum, a member of our board of directors, is an owner of Wilhagen Ventures that owns 728,976 shares of Series A Preferred Stock that represents 13.00% of the total voting rights.

As of April 11, 2007, the record date for this transaction, Mr. Hamm, SovCap Equity Partners, Ltd. and Mr. Marcum voted approximately 56% of the total voting rights to approve the sale of the WV Fiber Inc. Because the transaction has been approved by a majority of the holders entitled to vote, no proxies are being solicited with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. The sale of WV Fiber Inc. will not become effective until at least 20 days after the filing of this Information Statement. This Information Statement is being mailed to the stockholders on or about June 9, 2007.

The Asset Sale requires approval by holders of at least a majority of the outstanding shares of the Company’s common stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of stockholders. Section 228(a) of the DGCL provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.

Our board of directors fixed the close of business on April 10, 2007 as the record date for determining the stockholders entitled to notice of the above noted action.

Two consenting stockholders, SovCap Equity Partners, Ltd. and Wilhagan Ventures (the “Consenting Stockholders”), holds a total of 592,294 shares of our common stock and 3,008,989 shares of our Series A Preferred Stock, which votes together with the common stock on an as-if converted basis. For purposes of voting, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock. Accordingly, the Consenting Stockholder has the right to vote an aggregate of 28,886,294 shares of our common stock. This equals approximately 56% of the total voting power entitled to vote on the foregoing resolutions as of the Record Date. The Consenting Stockholder voted in favor of the corporate actions and possessed the power to pass the corporate actions without the concurrence of any of our other stockholders.

Costs of Distributing this Information Statement

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

Interest in the Company's Directors and Management in the Asset Sale

Two of our officers and directors, Peter Marcum and Harish Shah, have a personal ownership in Ultra Global Investments, LLC, the Buyer. Therefore, Mr. Marcum and Mr. Shah each has interest in the Asset Sale, other than as shareholders of Integrated Media Holdings.

Regulatory Matters

No United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed sale other than the federal securities laws.

Federal Income Tax Consequences of the Asset Sale

The sale will be a taxable transaction for the Company but not for our shareholders. Any resulting gain will be offset by the Company's net operating loss carry forward. We currently have a net loss carry forward of approximately $26 million, which we believe can be used to offset income or gains incurred from this transaction.

Effective Date

The sale of WV Fiber will be effective 20 days after the date we mail the definitive Information Statement to our shareholders.

Rights of Dissenting Shareholders

The General Corporation Law of Delaware does not entitle our stockholders to dissent from the sale or be paid for their shares.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consisted of 100,000,000 shares of common stock, $.001 par value, of which approximately 17,237,223 were issued and outstanding, 5,000,000 shares of preferred stock, $.001 par value, of which 4,5000,000 have been designated as Series A Preferred Stock, 3,811,429 of which were issued and outstanding. Holders of common stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of common stock. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. Each share of Series A Preferred Stock entitles its holder to 9.6 votes (due to 9.6-to-1 beneficial conversion ratio) on any matter submitted to the stockholders for vote. The total amount of common stock outstanding or beneficially owned for the purpose of determining voting shares was 53,826,941,Notwithstanding the foregoing, however, because consenting stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock has voted in favor of the foregoing proposals by resolution dated April 11, 2007 and has sufficient voting power to approve such proposals through its ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 10, 2007 with respect to (i) each director of the Company; (ii) each executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) each party known by us to be the beneficial owner of more than 5% of our common stock. This table is based upon information supplied by current and former officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

	Amount of Beneficial Ownership		Percentage Ownership
Name and Address of Beneficial Owner (1)	Common(2)	Preferred(3)	Common(2)	Preferred(3)	Total Voting(4)

Paul D. Hamm	6,542,854(6)	2,324,896(7)	37.96%	61.00%	42.63%
Peter Marcum(5)	250,000(8)	728,976(9)	*	19.13%	13.00%
Harish Shah(5)	1,598,170(10)	73,656(11)	9.27%	1.90%	4.28%
Jerry Dunlap	87,600(12)	74,000(13)	*	1.90%	*
All Directors and Executive Officers as a Group (4 persons)	8,478,624	5,625,828	47.23%	83.93%	59.91%

* Less than one percent.

(1)	Unless otherwise indicated, the address of each shareholder is 10 Glenlake Parkway, Suite 130, Atlanta, GA 30328

(2)	Based on a total of 17,237,223 shares of common stock outstanding.

(3)	Based on a total of 3,811,429 shares of Series A Preferred Stock outstanding.

(4)	Based on a total of 53,826,941 votes composed of one vote for each of 17,237,223 common shares and 9.6 votes for each of 3,811,429 shares of Series A Preferred.

(5)	Resigned April 11, 2007 as director in connection with sale of WV Fiber.

(6)
Includes 35,060 shares of common stock owned of record, 3,115,500 shares issuable upon the exercise of currently exercisable stock options, 592,294 shares owned beneficially and of record by SovCap Investment Equity Partners, Ltd., and approximately 2,800,000 shares issuable upon conversion of convertible notes (based on conversion price of $0.22) owned beneficially and of record by SovCap Investment Equity Partners, Ltd. Mr. Hamm is a member of SovCap Investment Management Group LLC, the investment manager of SovCap Equity Partners, Ltd. However, Mr. Hamm disclaims beneficial ownership of the securities held by SovCap Equity Partners, because neither he nor SovCap Investment Management Group has a beneficial interest in SovCap Equity Partners Ltd.

(7)
Includes 44,883 shares of Series A Preferred Stock owned by AlphaWest Capital Partners, of which Mr. Hamm is the sole member and 2,280,013 shares of Series A preferred stock SovCap Equity Partners Ltd. Each share of Series A Preferred Stock is convertible into 9.6 shares of common stock.

(8)	Represents shares issuable upon the exercise of currently exercisable stock options.

(9)
Represents shares of Series A Preferred Stock owned by Wilhagan Ventures, of which Mr. Marcum is a 80% owner. However, Mr. Marcum disclaims beneficial ownership of the securities held by Wilhagan Venture except to the extent of his proportionate interest therein.

(10)	Consists of 1,398,170 common shares, and 200,000 warrants owned by Mr. Shah, Sangar Inc (owned by his wife) or J&H Orlando Inc., which is 100% owned by Mr. Shah.

(11)
Consists of 73,656 shares of Series A Preferred Stock owned of record by owned by Mr. Shah, Sangar Inc (owned by his wife) or J&H Orlando Inc., which is 100% owned by Mr. Shah. However, the Series A Preferred Stock has not been converted into common, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock.

(12)	Includes 20,000 shares owned beneficially and of record and 57,600 owned or record by ISDN.net, of which Mr. Dunlap is President and a 44.5 % owner.

(13)	Represents shares of Series A Preferred Stock owned or record by ISDN.net, of which Mr. Dunlap is President and a 44.5 % owner.

(14)
However, the Series A Preferred Stock has not been converted into common stock, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock. Mr. Dunlap disclaims beneficial ownership of the securities owned by ISDN.Net except to the extent of his proportionate interest therein.

(15)
Consists of 592,294 shares of common stock and 2,280,013 shares of Series A preferred stock, which are convertible at a ratio of 9.6 common for each share of preferred, and approximately 2,800,000 shares related to convertible notes outstanding (based on conversion price of $0.22) beneficially owned by SovCap Investment Equity Partners, Ltd.

(16)	Consists of 728,976 shares of Series A Preferred Stock owned by Wilhagan Ventures, which are convertible at a ratio of 9.6 common for each share of preferred.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of their beneficial ownership and changes in ownership--Forms 3, 4 and 5, and any amendment thereto--with the Securities and Exchange Commission. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and any written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten percent holders have been complied with.

FORWARD-LOOKING STATEMENTS

The information in this Information Statement includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933,

Section 21E of the Securities and Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. The Company includes this statement for the express purpose of availing itself of the protections of these safe harbor provisions with respect to all of the forward-looking statements the Company makes. The forward-looking statements in this Information Statement reflect the Company’s current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including without limitation the absence of significant revenues, financial resources, loss of key customers and/or personnel, significant competition, regulatory changes and other risks and uncertainties that could cause the Company’s actual results to differ materially from its historical results or those that the Company hopes to achieve. In this Information Statement, the words, “anticipates,” “plans,” “believes,” “expects,” “intends,” “future” and similar expressions identify certain forward-looking statements. Please do not place undue reliance on the forward-looking statements contained in this Information Statement. The Company undertakes no obligation to announce publicly revisions the Company makes to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this Information Statement. All written and oral forward-looking statements made subsequent to the date of this Information Statement and attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

WHERE YOU CAN FIND MORE INFORMATION

Integrated Media Holdings, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms at 100 F. Street, N.E., Washington, D.C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov.

Integrated Media Holdings, Inc. may already have sent you some of the documents incorporated by reference, but you can obtain any of them through Integrated Media Holdings, Inc., the SEC or the SEC’s Internet World Wide Web site as described above. Documents incorporated by reference are available from Integrated Media Holdings, Inc. without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Information Statement. Please direct requests to:

Integrated Media Holdings, Inc.
10 Glenlake Parkway, Suite 130
Atlanta, Georgia 30328
Tel: (678) 222-3445
Attn: Paul D. Hamm, President